EXHIBIT 21.1

AMERICAN PATRIOT FINANCIAL GROUP, INC. – SUBSIDIARIES

At December 31, 2009, the subsidiary of the Registrant is as follows:

American Patriot Bank, 3095 East Andrew Johnson Highway, Greeneville, Tennessee 37745 – a Tennessee chartered state bank started in July 2001.

Exhibit 21.1 - 1